                                                                    EXHIBIT 99.1

[CENDANT LOGO]

                 CENDANT REPORTS RESULTS FOR THIRD QUARTER 2002;
                  ANNOUNCES INCREASED SHARE REPURCHASE PROGRAM

 3Q 2002 Adjusted EPS Was $0.28, Including Previously Announced $0.17 Per Share
   Non-Cash Charge Related to Mortgage Servicing Rights, In Line with Revised
                                    Guidance

     3Q 2002 Reported EPS from Continuing Operations Increased 14% to $0.24
                             Versus $0.21 in 3Q 2001

     Board of Directors Has Authorized $200 Million Share Repurchase Program

NEW YORK, NY, OCTOBER 21, 2002 - Cendant Corporation (NYSE: CD) today reported third quarter 2002 Adjusted EPS of $0.28, in line with recently revised guidance. This result includes a previously announced $0.17 per share non-cash charge related to the revaluation of the Company's mortgage servicing rights asset (MSR). The Company also affirmed that it continues to expect fourth quarter 2002 Adjusted EPS from continuing operations of $0.29, an increase of 38% over fourth quarter 2001, and full year 2002 Adjusted EPS from continuing operations of $1.26, an increase of 31% over 2001.

Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "On a cash basis, our business segments performed at or ahead of expectations this quarter, despite a challenging environment for commercial travel and corporate spending. Upside was driven primarily by our residential real estate brokerage and Avis car rental businesses. Although our reported mortgage servicing earnings were negatively impacted by unprecedented levels of refinancing activity, our servicing portfolio grew and recurring cash flow increased.

During the third quarter we continued to deploy our free cash flow to create shareholder value. We retired over $300 million in debt and invested over $375 million in acquisitions expected to be immediately accretive. However, going forward, we plan to change that mix and substantially curtail acquisition activity in order to deploy our free cash flow primarily to reduce debt and repurchase stock. To that end, our Board of Directors has authorized a share repurchase program of $200 million."

RECONCILIATION OF THIRD QUARTER REPORTED EPS TO ADJUSTED EPS
Adjusted EPS excludes items that are of a non-recurring or unusual nature, including securities litigation costs and acquisition and integration related costs consisting primarily of the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions. In 2001, Adjusted EPS also excludes certain effects on our operations from the September 11th terrorist attacks and Homestore.com related items. Adjusted EPS is a non-GAAP (generally accepted accounting principles) measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company's core businesses. Adjusted EPS should be viewed in addition to, and not in lieu of, the Company's reported results. The following table reconciles Reported EPS from Continuing Operations to Adjusted EPS, identifying the items reflected in reported results that are considered to be of an unusual or non-recurring nature for purposes of deriving Adjusted EPS. Some numbers may not add due to rounding:

                                                  THIRD     THIRD                    FIRST CALL
                                                 QUARTER   QUARTER         %         CONSENSUS
                                                   2002      2001       CHANGE        ESTIMATE
                                                 -------   -------      -------      ----------
Reported EPS from Continuing Operations          $  0.24   $  0.21        14%
  Litigation settlement and related costs(1)        0.00      0.01
  Acquisition and integration related costs(2)      0.03         -
  Costs related to 9/11 terrorist attacks              -      0.05
  Losses related to equity in Homestore.com            -      0.02
ADJUSTED EPS FROM CONTINUING OPERATIONS(3)       $  0.28   $  0.29        (3%)          $ 0.28
                                                 =======   =======        ==            ======

   (1) Third quarter 2002 litigation settlement and related costs were less than $0.005 per share.
   (2) This charge is primarily the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions.
   (3) Third quarter 2002 Adjusted EPS includes a $0.17 per share non-cash, after-tax charge related to MSR writedown.

RECENT DEVELOPMENTS
The Company had several important accomplishments during the third quarter of 2002:

   - Retired $304 million of debt including $264 million carrying amount of our zero coupon senior convertible contingent notes (CODES) due February 2021, $30 million of our 7 3/4% notes due December 2003, and $10 million of our 11% senior subordinated notes due May 2009, thereby reducing total net debt, including preferred minority interest, to $5.4 billion. This resulted in a net extraordinary loss of approximately $3 million related to the early extinguishment of debt.

   - Completed acquisitions for approximately $325 million in cash, including DeWolfe Companies, Trust International and Lodging.com, and funded over $50 million in liabilities related to previously completed acquisitions.

   - Agreed to acquire certain assets of Budget Group, Inc. for approximately $110 million in cash, which will be distributed to bondholders, and the assumption of certain liabilities and asset-backed vehicle financing. In addition, following the completion of the transaction, Cendant expects to invest approximately $400 million in cash to restructure Budget's operations, including approximately $200 million to increase equity in Budget's rental truck fleet.

   - Announced that, beginning in 2003, the Company will expense stock options.

THIRD QUARTER 2002 SEGMENT RESULTS
The following discussion of operating results addresses segment revenue and Adjusted EBITDA, which is defined as earnings from continuing operations before non-program related interest, income taxes, non-program related depreciation and amortization, minority interest and, in 2001, equity in Homestore.com. Adjusted EBITDA also excludes certain items that are of a non-recurring or unusual nature and are not measured in assessing segment performance including, in 2001, certain effects on our operations from the September 11th terrorist attacks. We believe this metric is the most informative presentation of how management evaluates performance and allocates resources. Revenue and Adjusted EBITDA are expressed in millions.

REAL ESTATE SERVICES
(Consisting of the Company's real estate franchise brands, brokerage operations, mortgage services and relocation services.)

                                     2002         2001      % CHANGE
                                   -------       -----      --------
REVENUES                           $ 1,331       $ 514           159%
                                   -------       -----      --------
ADJUSTED EBITDA                    $    69       $ 287           (76%)
                                   -------       -----      --------

Revenues and Adjusted EBITDA were positively impacted by real estate brokerage acquisitions (primarily NRT in April 2001) and by growth in our real estate franchise business due to increases in transaction volume, market share and price. As previously announced, revenues and Adjusted EBITDA were negatively impacted by a $275 million non-cash writedown of the carrying value of our mortgage servicing rights asset (MSR), due to an unprecedented amount of refinancing activity and related acceleration of loan prepayment speeds. Revenues and Adjusted EBITDA were also negatively impacted by a decline in relocation volumes, owing to a continued weak corporate spending environment.

HOSPITALITY
(Consisting of the Company's nine franchised lodging brands, timeshare exchange and interval sales, and vacation rental.)

                                     2002         2001      % CHANGE
                                   -------       -----      --------
REVENUES                           $   671       $ 465            44%
                                   -------       -----      --------
ADJUSTED EBITDA                    $   205       $ 152            35%
                                   -------       -----      --------

Revenues and Adjusted EBITDA increased primarily due to the acquisitions of Trendwest and Equivest in 2002. In addition, operating results were favorably impacted by organic growth in RCI timeshare subscription and transaction fees and in Fairfield timeshare unit sales and related financing income. Revenue and Adjusted EBITDA growth was partially offset by lower revenues within our lodging franchise operations, as revenues per available room declined 8% year over year. However, comparable quarter over quarter travel volumes and related occupancy trends continued to improve during third quarter 2002 versus second quarter 2002.

TRAVEL DISTRIBUTION
(Consisting of electronic global distribution services for the travel industry and travel agency services.)

                                     2002         2001      % CHANGE
                                   -------       -----      --------
REVENUES                           $   432       $  24           N/M
                                   -------       -----      --------
EBITDA                             $   129       $   1           N/M
                                   -------       -----      --------

N/M = not meaningful, as periods are not comparable due to acquisitions of businesses

Revenues and EBITDA increased due to the October 2001 acquisitions of Galileo International, Inc. and Cheap Tickets, Inc. Although travel has progressively rebounded from its lows following the September 11, 2001 terrorist attacks, booking volumes at Galileo and our travel agency businesses have not yet reached pre-September 11th levels.

VEHICLE SERVICES
(Consisting of car rental, vehicle management services and fuel card services.)

                                     2002        2001       % CHANGE
                                   -------      ------      --------
REVENUES                           $ 1,085      $1,036             5%
                                   -------      ------      --------
ADJUSTED EBITDA                    $   143      $   95            51%
                                   -------      ------      --------

Revenues and Adjusted EBITDA increased primarily due to stronger than expected results at the Avis car rental business, reflecting increases in both pricing and market share.

FINANCIAL SERVICES
(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services.)

                                     2002        2001       % CHANGE
                                   -------      ------      --------
REVENUES                           $   322      $  338            (5%)
                                   -------      ------      --------
EBITDA                             $   122      $   58           110%
                                   -------      ------      --------

Revenue declined while EBITDA increased primarily due to the 2001 outsourcing of the individual membership business to Trilegiant. As expected, the retained base of membership customers existing prior to the Trilegiant transaction continued to decline, resulting in lower revenues to Cendant, while new member marketing and operating costs are now borne by Trilegiant, resulted in higher margins. In addition, 2001 results included $41 million in expenses related to the Trilegiant outsourcing transaction.

BALANCE SHEET AND OTHER ITEMS

- Free cash flow for the nine months ended September 30, 2002 was approximately $1.2 billion. The company projects free cash flow for the full year 2002 of approximately $1.6 billion. 2002 free cash flow as now defined is less than previous forecasts due to the Company's determination to include cash invested to grow its management and mortgage programs as a cash use in its definition of free cash flow.
- As of September 30, 2002, the Company had $205 million of cash and cash equivalents, $5.2 billion of debt and $375 million of preferred minority interest. In addition, the Company has $863 million of mandatorily convertible Upper DECS securities outstanding.
- As of September 30, 2002, the net debt to total capital ratio was 35%. The ratio of Adjusted EBITDA to net non-program related interest expense was 10 to 1 for third quarter 2002.
- As of September 30, 2002, the Company had unused credit facilities of over $2 billion. In addition, the Company had unused credit facilities of $1.6 billion related to our PHH subsidiary.
- Weighted average common shares outstanding, including dilutive securities, were 1.06 billion for third quarter 2002 compared with 912 million for third quarter 2001. The increase was primarily from the issuance of common shares in connection with the acquisitions of Galileo, Trendwest and NRT.

FOURTH QUARTER AND FULL YEAR 2002 OUTLOOK
The Company projects Adjusted EPS of $0.29 for the fourth quarter 2002 compared with $0.21 for the fourth quarter 2001, an increase of 38%, and $1.26 for the full year 2002 compared with $0.96 for the full year 2001, an increase of 31%. Adjusted EPS excludes results from discontinued operations (National Car Parks) totaling $0.05 in 2002 and $0.09 in 2001. The Company announced the following financial projections for the remainder of 2002 ($ in millions, except per share amounts):

                                                               FOURTH
                                                            QUARTER 2002         FULL YEAR 2002
                                                            ------------         --------------
Adjusted EBITDA                                               $680 - 690         $2,777 - 2,787

Percentage increase, year over year                            25% - 27%                33%-34%

Depreciation and amortization                                 $130 - 135             $467 - 472

Interest expense, net                                           $70 - 75             $262 - 267

Minority interest                                                     $7                    $23

Diluted weighted average shares outstanding                1,045 - 1,055          1,043 - 1,046

Adjusted EPS from continuing operations                            $0.29                  $1.26

Adjusted EPS from discontinued operations                              -                  $0.05

Adjusted EPS, including income from discontinued                   $0.29                  $1.31
operations (but excluding loss on sale)

   - Depreciation and amortization and interest expense exclude program-related amounts, which are already reflected in Adjusted EBITDA. Depreciation and amortization also excludes the amortization of the pendings and listings intangible asset.
   - The effective tax rate is expected to be 34.4% in 2002.
   - Adjusted EBITDA excludes acquisition and integration related costs and securities litigation costs.

INVESTOR CONFERENCE CALL
Cendant will host a conference call to discuss the third quarter results on Tuesday, October 22, 2002, at 11:00 a.m. (EDT). Investors may access the call live at www.cendant.com or by dialing 913-981-4900. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EDT) on October 22, 2002 until 8:00 p.m. (EDT) on October 29, 2002 at 719-457-0820, access code: 371501.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE, INCLUDING THE PROJECTIONS, AND THE STATEMENTS ATTACHED HERETO CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO

DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q/A FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2002.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OTHER UNCERTAINTIES AND CONTINGENCIES, INCLUDING BUT NOT LIMITED TO THE POTENTIAL IMPACT OF WAR OR TERRORISM, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

MEDIA CONTACT:                                       INVESTOR CONTACTS:
Elliot Bloom                                         Sam Levenson
1-1-1832                                             212-413-1834

                                                     Henry A. Diamond
                                                     212-413-1920

                                      # # #

                                  Tables Follow

                                                                         TABLE 1
                      CENDANT CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                        SEPTEMBER 30,              SEPTEMBER 30,
                                                                  -------------------------  ------------------------
                                                                     2002          2001          2002         2001
                                                                  -----------   -----------  ------------  ----------
REVENUES
     Service fees and membership-related, net                     $     2,799   $     1,365  $      7,299  $    3,778
     Vehicle-related                                                    1,034         1,011         2,905       2,307
     Other                                                                  6            13            34          34
                                                                  -----------   -----------  ------------  ----------
Net revenues                                                            3,839         2,389        10,238       6,119
                                                                  -----------   -----------  ------------  ----------
EXPENSES
     Operating                                                          2,007           751         4,700       1,819
     Vehicle depreciation, lease charges and interest, net                523           557         1,532       1,279
     Marketing and reservation                                            379           248         1,059         819
     General and administrative                                           294           263           850         658
     Non-program related depreciation and amortization                    121           119           337         328
     Other charges:
        Acquisition and integration related costs(A)                       56             -           263           8
        Litigation settlement and related costs, net                        7             9            26          28
        Restructuring and other unusual charges                             -            77             -         263
     Non-program related interest, net                                     68            58           194         180
                                                                  -----------   -----------  ------------  ----------
Total expenses                                                          3,455         2,082         8,961       5,382
                                                                  -----------   -----------  ------------  ----------

Net gain on dispositions of businesses                                      -             -             -         435
                                                                  -----------   -----------  ------------  ----------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
     EQUITY IN HOMESTORE.COM                                              384           307         1,277       1,172
Provision for income taxes                                                123            97           427         427
Minority interest, net of tax                                               8             4            16          22
Losses related to equity in Homestore.com, net of tax                       -            20             -          56
                                                                  -----------   -----------  ------------  ----------
INCOME FROM CONTINUING OPERATIONS                                         253           186           834         667
Income from discontinued operations, net of tax                             -            24            51          63
Loss on disposal of discontinued operations, net of tax(B)                  -             -          (256)          -
                                                                  -----------   -----------  ------------  ----------
INCOME BEFORE EXTRAORDINARY LOSSES AND CUMULATIVE EFFECT
     OF ACCOUNTING CHANGES                                                253           210           629         730
Extraordinary losses, net of tax                                           (3)            -           (30)          -
                                                                  -----------   -----------  ------------  ----------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES                     250           210           599         730
Cumulative effect of accounting changes, net of tax                         -             -             -         (38)
                                                                  -----------   -----------  ------------  ----------
NET INCOME                                                        $       250   $       210  $        599  $      692
                                                                  ===========   ===========  ============  ==========
CD COMMON STOCK INCOME PER SHARE
     BASIC
        Income from continuing operations                         $      0.24   $      0.22  $       0.82  $     0.78
        Net income                                                       0.24          0.25          0.59        0.81

     DILUTED
        Income from continuing operations                         $      0.24   $      0.21  $       0.80  $     0.74
        Net income                                                       0.24          0.23          0.58        0.77

WEIGHTED AVERAGE SHARES
     Basic                                                              1,039           857         1,014         832
     Diluted                                                            1,058           912         1,043         883

----------
(A) Includes non-cash amortization of pendings and listings principally related to the acquisition of NRT Incorporated of $45 million and $239 million during the three and nine months ended September 30, 2002, respectively.
(B) Includes $245 million of non-cash currency translation adjustment, which was previously reflected within stockholders' equity.

                                                                         TABLE 2

                      CENDANT CORPORATION AND SUBSIDIARIES
                   REVENUES AND ADJUSTED EBITDA BY SEGMENT(A)
                              (Dollars in millions)

                                                                         THREE MONTHS ENDED SEPTEMBER 30,
                                                                         --------------------------------

                                                                REVENUES                               ADJUSTED EBITDA
                                                ---------------------------------------    ---------------------------------------

                                                  2002            2001         % CHANGE      2002          2001 (H)      % CHANGE
                                                --------       ---------       --------    --------        --------      ---------
Real Estate Services                            $  1,331(C)    $     514               *   $     69(D)     $    287               *
Hospitality                                          671             465               *        205             152               *
Travel Distribution                                  432              24               *        129               1               *
Vehicle Services                                   1,085           1,036              5%        143              95             51%
Financial Services                                   322             338             (5%)       122              58            110%
                                                --------       ---------                   --------        --------
Total Reportable Segments                          3,841           2,377                        668             593
Corporate and Other(B)                                (2)             12               *        (32)(E)         (23)(I)           *
                                                --------       ---------                   --------        --------
CONTINUING OPERATIONS                           $  3,839       $   2,389             61%   $    636        $    570             12%
                                                ========       =========                   ========        ========

                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                                         --------------------------------

                                                                REVENUES                               ADJUSTED EBITDA
                                                ---------------------------------------    ---------------------------------------

                                                  2002            2001         % CHANGE      2002           2001(H)      % CHANGE
                                                --------       ---------       --------    --------        --------      ---------
Real Estate Services                            $  3,181(C)    $   1,328               *   $    574(F)     $    650(J)            *
Hospitality                                        1,640           1,152               *        490             409               *
Travel Distribution                                1,314              74               *        405               6               *
Vehicle Services                                   3,048           2,443             25%        336             276(K)          22%
Financial Services                                 1,052           1,060             (1%)       374             259             44%
                                                --------       ---------                   --------        --------
Total Reportable Segments                         10,235           6,057                      2,179           1,600
Corporate and Other(B)                                 3              62               *        (82)(G)         (56)(L)           *
                                                --------       ---------                   --------        --------
CONTINUING OPERATIONS                             10,238           6,119             67%      2,097           1,544             36%
Less: Move.com Group                                   -              10               *          -              (9)              *
                                                --------       ---------                   --------        --------
CONTINUING OPERATIONS EXCLUDING MOVE.COM GROUP  $ 10,238       $   6,109             68%   $  2,097        $  1,553             35%
                                                ========       =========                   ========        ========

----------
  * Not meaningful, as periods are not comparable due to acquisitions or dispositions of businesses.
 (A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.
 (B) Principally reflects unallocated corporate overhead and, in 2001, includes Move.com Group operating results.
 (C) Includes a write-down of $275 million (pre-tax) related to the impairment of the Company's mortgage servicing rights portfolio.
 (D) Excludes a charge of $10 million principally related to the acquisition and integration of NRT Incorporated ("NRT") and other real estate brokerage businesses and includes a write-down of $275 million (pre-tax) related to the impairment of the Company's mortgage servicing rights portfolio.
 (E) Excludes $7 million of litigation settlement and related costs and $1 million of acquisition and integration related costs.
 (F) Excludes a charge of $18 million principally related to the acquisition and integration of NRT and other real estate brokerage businesses and includes a write-down of $275 million (pre-tax) related to the impairment of the Company's mortgage servicing rights portfolio.
 (G) Excludes $26 million of litigation settlement and related costs and $6 million of acquisition and integration related costs.
 (H) Excludes charges of $77 million related to the September 11, 2001 terrorist attacks, which primarily resulted from the rationalization of the Avis Group Holdings, Inc. ("Avis") fleet and related car rental operations ($6 million, $60 million and $11 million within Hospitality, Vehicle Services and Corporate and Other, respectively).
 (I) Excludes $9 million of litigation settlement and related costs.
 (J) Excludes a charge of $95 million related to the funding of an irrevocable contribution to the Real Estate Technology Trust.
 (K) Excludes a charge of $4 million related to the acquisition and integration of Avis.
 (L) Excludes (i) a net gain of $435 million primarily related to the sale of the Company's real estate Internet portal, move.com, and (ii) a credit of $14 million to reflect an adjustment to the settlement charge recorded in the fourth quarter of 1998 primarily for the PRIDES class action litigation. Such amounts were partially offset by charges of (i) $85 million incurred in connection with the creation of Trip Network, Inc. (formerly Travel Portal, Inc.), (ii) $42 million of litigation settlement and related costs, (iii) $7 million related to a contribution to the Cendant Charitable Foundation and (iv) $4 million related to the acquisition and integration of Avis.

                                                                         TABLE 3

                      CENDANT CORPORATION AND SUBSIDIARIES
                             ADJUSTED EPS BY QUARTER

                                                                        YEAR ENDED DECEMBER 31, 2002
                                           ---------------------------------------------------------------------------------------
                                                               HISTORICAL                                   PROJECTED
                                           ---------------------------------------------------   ---------------------------------
                                               1ST QTR           2ND QTR           3RD QTR           4TH QTR          FULL YEAR
                                           ---------------   ---------------   ---------------   ---------------   ---------------
Continuing Operations                      $          0.32   $          0.38   $          0.28   $          0.29   $          1.26
Discontinued Operations                               0.03              0.02                 -                 -              0.05
                                           ---------------   ---------------   ---------------   ---------------   ---------------
TOTAL*                                     $          0.34   $          0.40   $          0.28   $          0.29   $          1.31
                                           ===============   ===============   ===============   ===============   ===============

                                                                        YEAR ENDED DECEMBER 31, 2001
                                           ---------------------------------------------------------------------------------------
                                               1ST QTR           2ND QTR           3RD QTR           4TH QTR          FULL YEAR
                                           ---------------   ---------------   ---------------   ---------------   ---------------
Continuing Operations                      $          0.19   $          0.27   $          0.29   $          0.21   $          0.96
Discontinued Operations                               0.02              0.02              0.02              0.02              0.09
                                           ---------------   ---------------   ---------------   ---------------   ---------------
TOTAL*                                     $          0.21   $          0.30   $          0.32   $          0.23   $          1.05
                                           ===============   ===============   ===============   ===============   ===============

----------
*  May not add due to rounding.

                                                                        TABLE 4
                                                                   (PAGE 1 OF 2)
                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                                          THREE MONTHS ENDED SEPTEMBER 30,
                                                                                  -------------------------------------------------
                                                                                      2002             2001             % CHANGE
                                                                                  ------------    -------------      --------------
REAL ESTATE SERVICES SEGMENT

 REAL ESTATE FRANCHISE
       Closed Sides - Domestic                                                         562,645          527,490             7%
       Average Price                                                              $    197,645    $     183,265             8%
       Royalty and Marketing Revenue                                              $    180,614    $     161,393            12%
       Total Revenue(A)                                                           $    187,639    $     193,373            (3%)

 REAL ESTATE BROKERAGE
       Revenue from Real Estate Transactions(B)                                   $    994,341                 (C)
       Total Revenue                                                              $  1,014,667                 (C)

 RELOCATION
       Service Based Revenue (Referrals, Outsourcing, etc.)                       $     78,710    $      83,504            (6%)
       Asset Based Revenue (Corporate and Government Home
         Sale Closings and Financial Income)                                      $     38,642    $      46,578           (17%)
       Total Revenue                                                              $    117,352    $     130,082           (10%)

 MORTGAGE
       Production Loans Closings (millions)(D)                                    $     15,019    $      11,243            34%
       Production Loans Sold (millions)(D)                                        $      9,156    $      10,069            (9%)
       Average Servicing Loan Portfolio (millions)                                $    108,333    $      91,277            19%
       Production Revenue                                                         $    207,209    $     177,723            17%
       Gross Recurring Servicing Revenue                                          $    103,173    $      92,862            11%
       Amortization of Mortgage Servicing Rights                                  $   (146,148)   $     (64,066)         (128%)
       Hedging Activity for Mortgage Servicing Rights                             $     25,460    $      (8,457)             *
       Mortgage Servicing Rights Impairment                                       $   (274,633)   $     (23,300)             *
       Other Servicing Revenue(E)                                                 $      3,433    $       6,567           (48%)
       Total Revenue                                                              $    (81,506)   $     181,329              *

 SETTLEMENT SERVICES
       Title and Appraisal Units                                                       116,514          106,875             9%
       Total Revenue(F)                                                           $     93,299    $      10,256              *

HOSPITALITY SEGMENT

 LODGING
       RevPar                                                                     $      29.99    $       32.53            (8%)
       Weighted Average Rooms Available                                                517,903          517,174             -
       Royalty, Marketing and Reservation Revenue                                 $    112,981    $     119,106            (5%)
       Total Revenue                                                              $    128,175    $     136,080            (6%)

 RCI(G)
       Average Subscriptions                                                         2,884,272        2,807,517             3%
       Average Subscription Fee                                                   $      57.68    $       56.84             1%
       Subscription Revenue                                                       $     41,588    $      39,894             4%
       Timeshare Exchanges                                                             459,864          429,461             7%
       Average Exchange Fee                                                       $     144.02    $      137.67             5%
       Exchange Fee Revenue                                                       $     66,228    $      59,125            12%
       Total Revenue                                                              $    148,187    $     130,093            14%

 FAIRFIELD RESORTS
       Tours                                                                           150,057          146,206             3%
       Total Revenue (excluding Equivest)                                         $    211,352    $     192,618            10%
       Total Revenue (Fairfield and Equivest in 2002,
         Fairfield only in 2001)                                                  $    230,761    $     192,618            20%

 TRENDWEST RESORTS
       Tours                                                                           105,005          104,169             1%
       Total Revenue                                                              $    141,834                 (C)

----------
  *    Not meaningful.
 (A) In 2001, includes a $15 million franchise termination fee and a $6 million preferred dividend from NRT.
 (B)   Net of royalties paid to Real Estate Franchise.
 (C) The operations of these businesses were acquired in, or subsequent to, the third quarter of 2001. Accordingly, third quarter 2001 revenues are not comparable to the current period amounts.
 (D) Loan closings increased and loan sales decreased due to (i) the timing of the sales of loans to the secondary market and (ii) an increase in the mix of those loans produced on a private label basis, which are retained by the private label partner, not sold. The Company receives a fee for this private label mortgage production.
 (E) Includes interest expense of $16 million and $4 million for 2002 and 2001, respectively.
 (F) 2001 revenue includes the revenue of the existing settlement services operations prior to the acquisition of NRT.
 (G)   Includes weeks and points members.

                                                                         TABLE 4
                                                                   (PAGE 2 OF 2)

                             CENDANT CORPORATION AND AFFILIATES
                              SEGMENT REVENUE DRIVER ANALYSIS
                               (REVENUE DOLLARS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED SEPTEMBER 30,
                                                                                  ------------------------------------------------
                                                                                      2002               2001           % CHANGE
                                                                                  ------------        ---------         ---------
TRAVEL DISTRIBUTION SEGMENT

  GALILEO
        Domestic Booking Volume (000's)
          Air                                                                           21,681           21,989            (1%)
          Non-air                                                                        4,491            4,518            (1%)
        International Booking Volume (000's)
          Air                                                                           44,470           46,321            (4%)
          Non-air                                                                        1,237            1,312            (6%)
        Worldwide Booking Volume (000's)
          Air                                                                           66,151           68,310            (3%)
          Non-air                                                                        5,728            5,830            (2%)

        Total Galileo Revenue                                                     $    395,485                 (A)

VEHICLE SERVICES SEGMENT

  CAR RENTAL
        Rental Days (000's)                                                             16,619           16,382             1%
        Time and Mileage Revenue per Day                                          $      40.21        $   37.31             8%
        Average Length of Rental Days                                                     3.94             4.02            (2%)
        Total Revenue                                                             $    715,191        $ 657,901             9%

  VEHICLE MANAGEMENT AND FUEL CARD SERVICES
        Average Fleet (Leased)                                                         318,725          318,216             -
        Average Number of Cards (000's)                                                  3,888            3,738             4%
        Asset Based Revenue(B)                                                    $    319,578        $ 332,853            (4%)
        Service Based Revenue                                                     $     50,103        $  45,206            11%
        Total Revenue                                                             $    369,681        $ 378,059            (2%)

FINANCIAL SERVICES SEGMENT
        Insurance/Wholesale-related Revenue                                       $    134,653        $ 140,117            (4%)
        Other Revenue                                                             $    187,456        $ 198,361            (5%)
        Total Revenue                                                             $    322,109        $ 338,478            (5%)

  TRILEGIANT
        Gross New Member Joins (000's)                                                   2,570            3,057           (16%)
        Blended Cancellation Rate(C)                                                      12.9%            11.6%          (11%)
        Blended Average Membership Fee(D)                                         $       8.45        $    7.75             9%

----------
   (A) The operations of these businesses were acquired in, or subsequent to, the third quarter of 2001. Accordingly, third quarter 2001 revenues are not comparable to the current period amounts.
   (B) Reflects a decline in revenue due to lower interest expense on vehicle funding, which is substantially passed through to clients and therefore results in lower revenues but has a minimal EBITDA impact.
   (C) Represents the blended cancellation rate across the entire active member base, which includes new and renewal retail members, as well as wholesale members.
   (D) Represents the blended average quarterly membership rate across the entire active member base, which includes new and renewal retail members, as well as wholesale members.

                                                                         TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)

                                                              SEPTEMBER 30, 2002  DECEMBER 31, 2001
                                                              ------------------  -----------------
ASSETS
Current assets:
    Cash and cash equivalents                                             $  0.2             $  1.9
    Stockholder litigation settlement trust                                    -                1.4
    Assets of discontinued operations                                          -                1.3
    Other current assets                                                     2.9                3.1
                                                                          ------             ------
Total current assets                                                         3.1                7.7

Property and equipment, net                                                  1.6                1.4
Goodwill, net                                                               10.3                7.4
Other non-current assets                                                     4.5                5.1
                                                                          ------             ------
Total assets exclusive of assets under programs                             19.5               21.6

Assets under management and mortgage programs                               12.6               11.9
                                                                          ------             ------
TOTAL ASSETS                                                              $ 32.1             $ 33.5
                                                                          ======             ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                                     $  0.3             $  0.4
    Stockholder litigation settlement                                          -                2.9
    Liabilities of discontinued operations                                     -                0.2
    Other current liabilities                                                4.0                4.3
                                                                          ------             ------
Total current liabilities                                                    4.3                7.8
Long-term debt, excluding Upper DECS                                         4.9                5.7
Upper DECS                                                                   0.9                0.9
Other noncurrent liabilities                                                 0.9                0.7
                                                                          ------             ------
Total liabilities exclusive of liabilities under programs                   11.0               15.1

Liabilities under management and mortgage programs                          11.6               10.9
Mandatorily redeemable preferred interest in a subsidiary                    0.4                0.4
Total stockholders' equity                                                   9.1                7.1
                                                                          ------             ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 32.1             $ 33.5
                                                                          ======             ======

                                                                         TABLE 6

                      CENDANT CORPORATION AND SUBSIDIARIES
            SCHEDULE OF CORPORATE DEBT AND NET STOCKHOLDER LITIGATION
                            SETTLEMENT OBLIGATION(A)
                                  (IN MILLIONS)

  EARLIEST
 MANDATORY
 REDEMPTION                                                                                 SEPTEMBER 30,         JUNE 30,
    DATE          MATURITY DATE                                                                 2002                2002
--------------  -----------------                                                          ---------------    ---------------
                                   CORPORATE DEBT:
December 2003     December 2003      7 3/4% notes                                             $    1,042          $   1,071
 August 2006       August 2006       6 7/8% notes                                                    850                850
   May 2009         May 2009         11% senior subordinated notes                                   554                571
November 2004     November 2011      3 7/8% convertible senior debentures(B)                       1,200              1,200
February 2004     February 2021      Zero coupon senior convertible contingent notes(C)              417                678
   May 2003         May 2021         Zero coupon convertible debentures(D)                         1,000              1,000
                  February 2002      3% convertible subordinated notes                                 -                  -
                                     Net hedging gains (losses)(E)                                    95                 44
                                     Other                                                            51                 52
                                                                                              ----------          ---------
                                     Total corporate debt, excluding Upper DECS                    5,209              5,466
                                                                                              ----------          ---------

                                   NET STOCKHOLDER LITIGATION SETTLEMENT OBLIGATION:
                                     Stockholder litigation settlement obligation                      -                  -
                                     Less: Payments made to the stockholder litigation
                                             settlement trust                                          -                  -
                                                                                              ----------          ---------
                                     Net stockholder litigation settlement obligation                  -                  -
                                                                                              ----------          ---------

                                   TOTAL CORPORATE DEBT AND NET STOCKHOLDER
                                     LITIGATION SETTLEMENT OBLIGATION                         $    5,209          $   5,466
                                                                                              ==========          =========

                                   NET DEBT TO TOTAL CAPITALIZATION RATIO(F)                          35%                35%

  EARLIEST
 MANDATORY
 REDEMPTION                                                                                   MARCH 31,       DECEMBER 31,
    DATE          MATURITY DATE                                                                 2002              2001
--------------  -----------------                                                            ----------      --------------
                                   CORPORATE DEBT:
December 2003     December 2003      7 3/4% notes                                             $   1,150       $     1,150
 August 2006       August 2006       6 7/8% notes                                                   850               850
   May 2009         May 2009         11% senior subordinated notes                                  577               584
November 2004     November 2011      3 7/8% convertible senior debentures(B)                      1,200             1,200
February 2004     February 2021      Zero coupon senior convertible contingent notes(C)             925               920
   May 2003         May 2021         Zero coupon convertible debentures(D)                        1,000             1,000
                  February 2002      3% convertible subordinated notes                                -               390
                                     Net hedging gains (losses)(E)                                   (6)               11
                                     Other                                                           24                27
                                                                                              ---------       -----------
                                     Total corporate debt, excluding Upper DECS                   5,720             6,132
                                                                                              ---------       -----------

                                   NET STOCKHOLDER LITIGATION SETTLEMENT OBLIGATION:
                                     Stockholder litigation settlement obligation                 2,850             2,850
                                     Less: Payments made to the stockholder litigation
                                             settlement trust                                     1,660             1,410
                                                                                              ---------       -----------
                                     Net stockholder litigation settlement obligation             1,190             1,440
                                                                                              ---------       -----------

                                   TOTAL CORPORATE DEBT AND NET STOCKHOLDER
                                     LITIGATION SETTLEMENT OBLIGATION                         $   6,910       $     7,572
                                                                                              =========       ===========

                                   NET DEBT TO TOTAL CAPITALIZATION RATIO(F)                         37%               37%

----------
(A) Amounts presented herein exclude liabilities under management and mortgage programs and the Company's mandatorily convertible Upper DECS securities.
(B) Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2002 if the average price of CD common stock exceeds $28.86 during the stipulated measurement periods. The average price of CD common stock at which the debentures are convertible decreases annually by a stipulated percentage. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the notes on November 27, 2004 and 2008.
(C) Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during Q1, Q2, Q3 and Q4 of 2003 if the average price of CD common stock exceeds $21.06, $21.19, $21.32 and $21.45, respectively, during the stipulated measurement period. The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage. Redeemable by the Company after February 13, 2004. Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014. Issued at a discount resulting in a yield-to-maturity of 2.5%.
(D) Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods. Redeemable by the Company after May 4, 2004. Holders may require the Company to repurchase the notes on May 4, 2003, 2004, 2006, 2008, 2011 and 2016. Amended to provide for cash interest payments of 3% per annum beginning May 5, 2002 and continuing through May 4, 2003 payable on a semi-annual basis.
(E) Represents derivative gains (losses) resulting from fair value hedges, $56 million of which have been realized as of September 30, 2002 and will be amortized by the Company to offset future interest expense.
(F) Reflects the Company's net debt (net of cash and cash equivalents and excluding the Upper DECS, debt related to management and mortgage programs and net stockholder litigation settlement obligation) to total capitalization ratio (including net debt and the Upper DECS).

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                 NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                              -----------------------
                                                                                2002           2001
                                                                              --------       --------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities exclusive of management
    and mortgage programs                                                     $ (1,556)(A)   $    813
Net cash provided by operating activities of management
    and mortgage programs                                                        1,987          1,339
                                                                              --------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          431          2,152
                                                                              --------       --------
INVESTING ACTIVITIES
Property and equipment additions                                                  (235)          (216)
Proceeds from (payments to) stockholder litigation settlement trust              1,410           (750)
Net assets acquired (net of cash acquired) and acquisition-related payments     (1,005)        (1,907)
Net proceeds from dispositions of businesses                                     1,175              -
Other, net                                                                          39           (167)
                                                                              --------       --------
Net cash provided by (used in) investing activities exclusive of management
    and mortgage programs                                                        1,384         (3,040)
                                                                              --------       --------

MANAGEMENT AND MORTGAGE PROGRAMS:
    Investment in vehicles                                                     (12,574)       (10,508)
    Payments received on investment in vehicles                                 10,720          9,215
    Origination of timeshare receivables                                          (834)          (384)
    Principal collection of timeshare receivables                                  749            413
    Equity advances on homes under management                                   (4,645)        (4,949)
    Repayment on advances on homes under management                              4,685          4,937
    Additions to mortgage servicing rights and related hedges, net                (556)          (555)
    Proceeds from sales of mortgage servicing rights                                12             45
                                                                              --------       --------
                                                                                (2,443)        (1,786)
                                                                              --------       --------

NET CASH USED IN INVESTING ACTIVITIES                                           (1,059)        (4,826)
                                                                              --------       --------
FINANCING ACTIVITIES
Proceeds from borrowings                                                            (7)         4,407
Principal payments on borrowings                                                (1,452)          (854)
Issuances of common stock                                                          102            773
Repurchases of common stock                                                       (207)           (74)
Other, net                                                                         (38)           (92)
                                                                              --------       --------
Net cash provided by (used in) financing exclusive of management
    and mortgage programs                                                       (1,602)         4,160
                                                                              --------       --------

MANAGEMENT AND MORTGAGE PROGRAMS:
    Proceeds from borrowings                                                     9,425         11,447
    Principal payments on borrowings                                            (9,212)       (10,824)
    Net change in short-term borrowings                                            194             87
                                                                              --------       --------
                                                                                   407            710
                                                                              --------       --------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                             (1,195)         4,870
                                                                              --------       --------
Effect of changes in exchange rates on cash and cash equivalents                    12              4
Cash provided by discontinued operations                                            74             80
                                                                              --------       --------
Net increase (decrease) in cash and cash equivalents                            (1,737)         2,280
Cash and cash equivalents, beginning of period                                   1,942            856
                                                                              --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $    205       $  3,136
                                                                              ========       ========


---------
 (A) Net cash provided by operating activities exclusive of management and mortgage programs is $1.29 billion when excluding the application of the prior payments to the stockholder litigation settlement trust of $2.85 billion ($1.41 billion in 2001, the first quarter 2002 payment of $250 million and the funding of the remaining settlement liability balance, including interest, of $1.19 billion on May 28, 2002).

                                                                         TABLE 8

                      CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
                                  (IN MILLIONS)

                                                                                 NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                              -----------------------

                                                                                2002           2001
                                                                              --------       --------
Adjusted EBITDA(*)                                                            $  2,097       $  1,553
Interest expense, including minority interest(A)                                  (205)          (198)
Tax payments, net of refunds                                                       (77)           (28)
                                                                              --------       --------
CASH FLOW                                                                        1,815          1,327

Working capital                                                                   (302)           (62)
Capital expenditures                                                              (235)          (216)
Restructuring and other unusual payments                                           (61)           (31)
                                                                              --------       --------
CASH FLOW BEFORE MANAGEMENT AND MORTGAGE PROGRAMS(B)                             1,217          1,018

Management and mortgage programs(C)(F)                                             (49)           265
                                                                              --------       --------
FREE CASH FLOW                                                                   1,168          1,283

Acquisitions, net of cash acquired                                              (1,005)        (1,907)
Net issuances (repurchases) of equity securities                                  (106)           702
Net proceeds from dispositions of businesses                                     1,175              -
Funding of stockholder litigation settlement                                    (1,440)          (750)
Investments and other(D)                                                           (70)          (601)
Net proceeds from (repayments on) borrowings(E)                                 (1,459)         3,553
                                                                              --------       --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          $ (1,737)      $  2,280
                                                                              ========       ========

---------
 (*) Represents Adjusted EBITDA excluding Move.com Group operating losses (see
     Table 2 for items excluded from Adjusted EBITDA).
 (A) Excludes non-cash accretion recorded on the Company's zero-coupon senior convertible notes and includes the before tax amounts of minority interest.
 (B) The reconciliation of Cash Flow before Management and Mortgage Programs to Net Cash Provided by (Used in) Operating Activities Exclusive of Management and Mortgage Programs is as follows:

                                                                                 NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                              -----------------------
                                                                                2002           2001
                                                                              --------       --------
     CASH FLOW BEFORE MANAGEMENT AND MORTGAGE PROGRAMS                        $  1,217       $  1,018
     Reconciling items:
          Capital expenditures                                                     235            216
          Funding of stockholder litigation settlement liability                (2,850)             -
          Restricted cash used in insurance operations                             (56)           (89)
          Unusual charges                                                          (21)          (202)
          Other, including interest on litigation settlement liability             (81)          (130)
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES EXCLUSIVE OF         --------       --------
        MANAGEMENT AND MORTGAGE PROGRAMS (SEE TABLE 7)                        $ (1,556)      $    813
                                                                              ========       ========

 (C) Net change in cash from management and mortgage programs is as follows:





                                                                                 NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                              -----------------------
                                                                                2002           2001
                                                                              --------       --------
     MANAGEMENT AND MORTGAGE PROGRAMS(F)
          Net investment in vehicles                                              (543)          (277)
          Net mortgage originations and sales                                        6             86
          Net mortgage servicing rights                                            126           (272)
          Net timeshare receivables                                                (85)            30
          Net relocation receivables                                                40            (12)
          Net financing for assets under management and mortgage programs          407            710
                                                                              --------       --------
     NET CHANGE IN CASH FROM MANAGEMENT AND MORTGAGE PROGRAMS                      (49)           265
                                                                              ========       ========

 (D) The activity for the nine months ended September 30, 2002 primarily relates to cash payments associated with (i) interest on the stockholder litigation settlement, (ii) the insurance operations of subsidiaries and (iii) the repurchase of loans in foreclosure, net of cash received on the sale of marketable securities. The activity for the nine months ended September 30, 2001 includes cash payments associated with (i) the funding of marketing expenses incurred by Trilegiant Corporation ($104 million), (ii) an investment in NRT Incorporated ($99 million), (iii) the contribution to the technology trust ($95 million), (iv) the creation of Trip Network, Inc. ($45 million) and (v) other payments, primarily related to preferred stock investments.
 (E) Represents debt borrowings, net of debt repayments.
 (F) Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the nine months ended September 30, 2002, the net change in cash from management and mortgage programs represents (i) $1,987 million of net cash provided by operating activities, (ii) $2,443 million of net cash used in investing activities and (iii) $407 million of net cash provided by financing activities, as detailed on Table 7. For the nine months ended September 30, 2001, the net change in cash from management and mortgage programs represents (i) $1,339 million of net cash provided by operating activities, (ii) $1,786 million of net cash used in investing activities and (iii) $710 million of net cash provided by financing activities, as detailed on Table 7.

                                                                         TABLE 9

                      CENDANT CORPORATION AND SUBSIDIARIES
                   REVENUES AND ADJUSTED EBITDA BY SEGMENT(A)
                                  (IN MILLIONS)

NINE MONTHS ENDED SEPTEMBER 30, 2002(B)

                                               REVENUES                                            ADJUSTED EBITDA
                            ----------------------------------------------        -------------------------------------------------
                             1ST QTR    2ND QTR    3RD QTR    YEAR TO DATE         1ST QTR      2ND QTR     3RD QTR    YEAR TO DATE
                            --------   --------   --------    ------------         --------    --------    --------    ------------
Real Estate Services        $    410   $  1,440   $  1,331    $      3,181         $    182    $    323    $     69    $        574
Hospitality                      403        565        671           1,640              112         173         205             490
Travel Distribution              444        438        432           1,314              146         130         129             405
Vehicle Services                 933      1,030      1,085           3,048               70         123         143             336
Financial Services               419        311        322           1,052              164          88         122             374
                            --------   --------   --------    ------------         --------    --------    --------    ------------
Total Reportable Segments      2,609      3,784      3,841          10,235              674         837         668           2,179
Corporate and Other                7          -         (2)              3              (12)        (38)        (32)            (82)
                            --------   --------   --------    ------------         --------    --------    --------    ------------
CONTINUING OPERATIONS       $  2,616   $  3,784   $  3,839    $     10,238         $    662    $    799    $    636    $      2,097
                            ========   ========   ========    ============         ========    ========    ========    ============

YEAR ENDED DECEMBER 31, 2001

                                                REVENUES                                          ADJUSTED EBITDA
                            ------------------------------------------------   ----------------------------------------------------
                            1ST QTR   2ND QTR   3RD QTR   4TH QTR  FULL YEAR   1ST QTR    2ND QTR    3RD QTR    4TH QTR   FULL YEAR
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
Real Estate Services        $   339   $   474   $   514   $   532  $   1,859   $   132    $   231    $   287    $   289   $     939
Hospitality                     240       448       465       369      1,522       102        156        152        103         513
Travel Distribution              25        26        24       362        437         2          3          1        102         108
Vehicle Services                379     1,028     1,036       879      3,322        69        112         95         14         290
Financial Services              390       332       338       342      1,402       131         70         58         51         310
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
Total Reportable Segments     1,373     2,308     2,377     2,484      8,542       436        572        593        559       2,160
Corporate and Other              38        11        12        10         71       (18)       (16)       (23)       (16)        (73)
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
CONTINUING OPERATIONS         1,411     2,319     2,389     2,494      8,613       418        556        570        543       2,087
Move.com Group                   10         -         -         -         10        (9)         -          -          -          (9)
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
CONTINUING OPERATIONS
 EXCLUDING MOVE.COM GROUP   $ 1,401   $ 2,319   $ 2,389   $ 2,494  $   8,603   $   427    $   556    $   570    $   543   $   2,096
                            =======   =======   =======   =======  =========   =======    =======    =======    =======   =========

YEAR ENDED DECEMBER 31, 2000

                                                REVENUES                                          ADJUSTED EBITDA
                            ------------------------------------------------   ----------------------------------------------------
                            1ST QTR   2ND QTR   3RD QTR   4TH QTR  FULL YEAR   1ST QTR    2ND QTR    3RD QTR    4TH QTR   FULL YEAR
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
Real Estate Services        $   289   $   377   $   419   $   376  $   1,461   $   114    $   193    $   242    $   203   $     752
Hospitality                     219       231       253       215        918        89         99        112         85         385
Travel Distribution              25        27        26        21         99         2          4          3          1          10
Vehicle Services                 50        61        66        53        230        35         45         50         39         169
Financial Services              381       321       333       345      1,380       133         83         86         71         373
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
Total Reportable Segments       964     1,017     1,097     1,010      4,088       373        424        493        399       1,689
Corporate and Other              77        46        48        61        232         2        (44)       (36)       (26)       (104)
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
CONTINUING OPERATIONS         1,041     1,063     1,145     1,071      4,320       375        380        457        373       1,585
Move.com Group                   11        15        15        18         59       (26)       (29)       (20)       (19)        (94)
                            -------   -------   -------   -------  ---------   -------    -------    -------    -------   ---------
CONTINUING OPERATIONS
 EXCLUDING MOVE.COM GROUP   $ 1,030   $ 1,048   $ 1,130   $ 1,053  $   4,261   $   401    $   409    $   477    $   392   $   1,679
                            =======   =======   =======   =======  =========   =======    =======    =======    =======   =========

----------
(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.

(B) The sum of the quarters may not equal the year to date due to rounding.

                                                                        TABLE 10

                      CENDANT CORPORATION AND SUBSIDIARIES
      ORGANIC SEGMENT GROWTH FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002
                                  (IN MILLIONS)

                                                       REVENUES                    ADJUSTED EBITDA
                                            -------------------------------  ---------------------------
                                              2002         2001        %      2002       2001       %
                                            -------------------------------  ---------------------------
Real Estate Services                        $   288(C)   $   508(G)   (43%)  $   6 (C)  $ 281(G)   (98%)
Hospitality                                     484(D)       465        4%     161 (D)    152        6%
Travel Distribution                              19(E)        24         *      (3)(E)      1         *
Vehicle Services(A)                           1,085        1,036        5%     143         95       51%
Financial Services                              322(F)       338       (5%)    125 (F)     58      116%
                                            -------      -------             -----      -----
Total Reportable Segments                   $ 2,198      $ 2,371       (7%)  $ 432      $ 587      (26%)
                                            =======      =======             =====      =====

EXCLUDING MSR IMPAIRMENT AND TRILEGIANT
 OUTSOURCING COSTS(B):

   Real Estate Services                     $   563      $   508(G)    11%   $ 281      $ 281(G)     -
   Financial Services                           322          338       (5%)    125         99       26%
                                            -------      -------             -----      -----
   Total Reportable Segments                $ 2,473      $ 2,371        4%   $ 707      $ 628       13%
                                            =======      =======             =====      =====

----------
NOTE: REFER TO TABLE 2 FOR TOTAL SEGMENT GROWTH.
 * Not meaningful, as periods are not comparable due to acquisitions or dispositions of businesses.
(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.
(B) Reflects revenue and Adjusted EBITDA excluding the $275 million mortgage servicing rights impairment write-down in 2002 and the $41 million of costs incurred in 2001 related to the Trilegiant outsourcing transaction.
(C) Excludes revenue and Adjusted EBITDA of NRT Incorporated of $1.0 billion and $62 million, respectively.
(D) Excludes the aggregate revenues and Adjusted EBITDA of Equivest, Trendwest, Novasol, Welcome Holidays and Cuendet of $188 million $44 million, respectively.
(E) Excludes aggregate revenues and Adjusted EBITDA for Galileo, Cheap Tickets, Trust, Thor and Lodging.com of $413 million and $132 million, respectively.
(F) Excludes the Adjusted EBITDA loss impact of Tax Services of America (after royalty payments) of $4 million (the revenue impact was de minimis).
(G) Excludes NRT preferred dividends of $6 million.